Exhibit 99.1

Media Contact	Investor Contact
Bob Guenther 203-578-2391	Terry Mangan 203-578-2318
rguenther@websterbank.com	tmangan@websterbank.com

WEBSTER ANNOUNCES THE RESULTS OF EXCHANGE OFFER;

CONVERTIBLE PREFERRED PORTION OVERSUBSCRIBED

WATERBURY, Conn., June 25, 2009 – Webster Financial Corporation (NYSE: WBS) today announced the results of its offer to exchange shares of its Series A Convertible Preferred Stock for shares of Webster common stock and cash and to exchange Webster Capital Trust IV Trust Preferred Securities for shares of Webster common stock.

According to information provided by the information agent and exchange agent for the exchange offer, Global Bondholder Services Corporation, a total of 171,257 shares of the convertible preferred stock were validly tendered and not withdrawn in the exchange offer, representing 76 percent of the 224,900 shares outstanding. Webster offered 35.8046 shares of its common stock and $350.00 in cash for each share of the convertible preferred stock, subject to a maximum aggregate liquidation amount of $168.5 million or 168,500 shares. As a result of the oversubscription, the 171,257 shares of convertible preferred stock validly tendered and not withdrawn will be accepted on a pro-rata basis according to the terms of the exchange offer. A total of 168,500 shares of convertible preferred stock will be accepted in the exchange offer.

A total of $63.9 million liquidation amount of the trust preferred securities were validly tendered and not withdrawn under the exchange offer, and the entire amount will be accepted, representing 32 percent of the $200 million liquidation amount of the trust preferred securities currently outstanding. Webster offered 82.0755 shares of its common stock for each $1,000 liquidation amount of the trust preferred securities. In addition, Webster agreed to make a cash payment equal to the accrued distributions due on the trust preferred securities from the last payment date to, but not including, the settlement date of the exchange offer.

“The successful completion of the exchange offer increases Webster’s tier 1 common equity to risk-weighted asset ratio by 128 basis points, reduces interest and dividend expenses by $19.2 million a year, and enhances internal capital generation,” said Webster Chairman and CEO James C. Smith. “We are very pleased with the outcome of this exchange offer.”

Webster will issue a total of approximately 11.28 million shares of its common stock under the exchange offer consisting of 6.03 million shares for the convertible preferred stock and 5.25 million shares for the trust preferred securities. Webster will also make a cash payment of approximately $59.0 million in connection with the convertible preferred stock. Incremental tier 1 common equity of approximately $173 million generated under the exchange offer results in a pro-forma ratio of Tier 1 common equity to risk-weighted assets at March 31, 2009 of 6.54 percent compared to the actual ratio of 5.26 percent at that date. The effective cost of issuance of common stock in this transaction is $14.68 per share compared to tangible book value per share of $13.02 at March 31, 2009.

The exchange offer expired at 11:59 p.m., New York City time, on June 24, 2009. Settlement of the exchange offer is expected to occur on June 25, 2009.

J.P. Morgan Securities Inc. and Barclays Capital Inc. acted as Webster’s financial advisors in connection with the exchange offer.

This press release is neither an offer to exchange nor a solicitation of an offer to exchange any shares of the convertible preferred stock and trust preferred securities.

Webster Financial Corporation is the holding company for Webster Bank, National Association. With $17.3 billion in assets, Webster provides business and consumer banking, mortgage, financial planning, trust and investment services through 181 banking offices, 492 ATMs, telephone banking and the Internet. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation, the insurance premium finance company Budget Installment Corp., Center Capital Corporation, an equipment finance company headquartered in Farmington, Conn., and provides health savings account trustee and administrative services through HSA Bank, a division of Webster Bank. Member FDIC and equal housing lender. For more information about Webster, including past press releases and the latest annual report, visit the Webster investor relations website at www.wbst.com

Forward-looking statements

This press release may contain forward looking statements within the meaning of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from management expectations, projections and estimates. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of our loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices. Some of these and other factors are discussed in the annual and quarterly reports of Webster Financial Corporation previously filed with the Securities and Exchange Commission. Such developments, or any combination thereof, could have an adverse impact on the company’s financial position and results of operations. Except as required by law, Webster does not undertake to update any such forward looking statements.

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